EXHIBIT 10.26

CONFIDENTIAL MATERIAL OMITTED

AND FILED SEPARATELY WITH THE SECURITIES

AND EXCHANGE COMMISSION.

“***” ASTERISKS DENOTE SUCH OMISSIONS.

DEVELOPMENT AND MANUFACTURING AGREEMENT

This Development and Manufacturing Agreement (“Agreement”) dated November 5, 2008, is entered into by ICOP DIGITAL, INC., a corporation organized and existing under the laws of the State of Kansas with its principal place of business located at 16801 West 116th Street, Lenexa, KS 66219, USA (“ICOP DIGITAL”), and EVERFOCUS ELECTRONICS CORPORATION, a corporation organized and existing under the laws of Taiwan with its principal business address at 12F, No. 79, Sec. 1, Shin-Tai Wu Road, Hsi-Chi, Taipei Hsien, Taiwan, R.O.C.; and at 1801 Highland Ave. Unit A, Duarte, CA 91010 USA (“EVERFOCUS”) and, each of whom is individually referred to as a “Party” and both of whom are sometimes collectively referred to as “Parties.”

RECITALS

A. ICOP DIGITAL is engaged in the business of inventing, engineering, and marketing devices for law enforcement and local/national security, including the device described herein. EVERFOCUS has experience and expertise in the engineering, and manufacture of digital video recorders and other CCTV products.

B. Upon and subject to the terms and conditions of this Agreement, ICOP DIGITAL has retained EVERFOCUS’ services to develop and manufacture the ICOP Model 4000™ line of digital video recording systems as defined in Appendix I (the “Product”). ICOP DIGITAL shall sell the Product exclusively in the world, and EVERFOCUS shall manufacture the Product exclusively for ICOP DIGITAL.

ARTICLE I

1.1 SCOPE OF WORK AND DEVELOPMENT. EVERFOCUS shall develop, manufacture, and support the Product in accordance with the requirements of this contract and all referenced documents.

1.2 DESIGN AND DEVELOPMENT — REVIEW AND CHANGES. ICOP DIGITAL and EVERFOCUS will hold ongoing reviews in accordance with its standard development operating procedures, via email or by teleconference. Changes in Project Specifications will be by mutual consent. The Product will be considered released to production when it meets all the functional and performance requirements defined in Appendix VI, Product Specification, for the Phase II system capabilities. The Phase II milestone will be considered complete upon successful design qualification testing conducted by ICOP DIGITAL. EVERFOCUS agrees to use

ICOP initials: DCO EVERFOCUS initials: MJK

its best efforts to accommodate ICOP DIGITAL on such changes in scope and/or specifications as may be reasonably requested by ICOP DIGITAL with appropriate changes (as pre-approved by ICOP DIGITAL) in the purchase orders. Upon release of the Product, EVERFOCUS agrees to provide at least three software updates per year during the term hereof to address bug-fixes and minor updates. EVERFOCUS further agrees to provide at least two software upgrades for the first year and one each year thereafter to address new or additional features or functions as the Parties may mutually determine (to commence after completion of the Phase II milestone as defined above). The Parties shall mutually agree upon the scope and time commitment of the software updates and upgrades. Depending on the time commitment and scope of these software updates and upgrades, EVERFOCUS may charge ICOP DIGITAL reasonable sums for providing such items and for work outside any previously mutually agreed upon scope and time commitment. Charging reasonable sums for providing work outside the agreed scope would not commence until after completion of the Phase III milestone as determined by successful design qualification testing conducted by ICOP DIGITAL.

1.3 SYSTEM VERIFICATION TESTING. For all systems designed by EVERFOCUS per the instructions of ICOP DIGITAL, EVERFOCUS shall perform appropriate product and process verification testing in Accordance with their best practices. ICOP DIGITAL shall review and/or approve all verification plans and results. ICOP DIGITAL will also perform operation verification during and at the end of development, operation verification on the actual test drive (field test), life and durability test, and the final acceptance tests.

1.4 REJECTION OF WORK. Should ICOP DIGITAL determine that any verification or testing of EVERFOCUS’ work does not conform to applicable specifications, then ICOP DIGITAL shall (i) notify EVERFOCUS of such problems in writing; and (ii) permit EVERFOCUS a reasonable time and opportunity to make any necessary corrections. EVERFOCUS shall resubmit to ICOP DIGITAL revised testing or other work corrected to meet the relevant specifications within a reasonable and mutually agreed upon timetable within thirty (30) days after said written notice to EVERFOCUS by ICOP DIGITAL, except for written mutually agreed upon exceptions. ICOP DIGITAL shall have thirty (30) days after such resubmittal within which to notify EVERFOCUS in writing of ICOP DIGITAL’s approval of the corrected work or of ICOP DIGITAL’s discovery of any additional discrepancies between that work and the relevant specifications. If discrepancies still exist, ICOP DIGITAL and EVERFOCUS shall decide the appropriate action to be taken by mutual agreement in advance.

1.5 TOOLING AND FIRST ARTICLE SAMPLES. Tooling will be approved by ICOP DIGITAL and invoiced by EVERFOCUS at cost as those costs are incurred. Design and procurement of tooling is the responsibility of EVERFOCUS. EVERFOCUS warrants that the life cycle of the tooling shall be as specified in Appendix II of this Agreement. Should any tooling require replacement prior to the warranted life cycle, EVERFOCUS shall replace the tooling and EVERFOCUS shall be responsible for the cost of such placement. All molds, tooling and implements of manufacture used solely and directly paid for by ICOP DIGITAL in connection with the Products (“Implements of Manufacture”) shall at all times remain the exclusive and permanent property of ICOP DIGITAL, even if prepared in whole or in part by EVERFOCUS. ICOP DIGITAL will utilize EVERFOCUS’ established vendors when EVERFOCUS needs, provided that pricing and quality are competitive and approved by ICOP DIGITAL.

ICOP initials: DCO EVERFOCUS initials: MJK

EVERFOCUS is responsible to qualify all such vendors per their system requirements. ICOP DIGITAL can request, and EVERFOCUS shall provide, a re-quote, lead times, and price breaks for any and all component parts (units such as camera or cable, etc.). EVERFOCUS shall work with its own vendors to purchase component parts as needed, if approved by ICOP DIGITAL. ICOP DIGITAL has the option to replace and/or provide component parts to EVERFOCUS, upon mutual agreement.

1.6 COMPENSATION FOR PRODUCT DEVELOPMENT. In consideration for the services rendered by EVERFOCUS for Product Development, ICOP DIGITAL shall pay to EVERFOCUS the amount of compensation as specified in Appendix III.

1.7 CONFIDENTIAL INFORMATION. “Confidential Information” means, without limitation, all information pertaining to the business of ICOP DIGITAL and EVERFOCUS including, but not limited to, the Product invention, ideas, trade secrets, know-how, research and development, training, software, programs, hardware configuration information, price lists, data, manuals, handbooks, sponsors, investors, business strategies and plans, marketing, sales records, drawings, specifications, designs, materials, parts lists, customer lists, consumer information, personnel information, suppliers, contract terms, test criteria, vendor lists, financial information, intellectual property, and all other information or data of any kind or character relating to the businesses and operations of ICOP DIGITAL or EVERFOCUS, including but not limited to, any invention, writing, idea, discovery, or improvement made or conceived by ICOP DIGITAL or EVERFOCUS directly or indirectly as a result of performing work for ICOP DIGITAL pursuant to this Agreement, whether or not reduced to writing, and which is not generally available to the public. However, Confidential Information shall not include any of the foregoing which has become publicly known and made generally available through no wrongful act of EVERFOCUS, ICOP DIGITAL or any third party. Prior to execution of this Agreement; the Parties have executed the Mutual Nondisclosure Agreement attached hereto as Appendix IV, the terms and conditions of which shall be incorporated herein by reference. Within thirty (30) days after the termination of this Agreement, the Parties shall promptly return all such Confidential Information any Party may have received from the other Party to such other Party.

1.8 INTELLECTUAL PROPERTY. “Intellectual Property” means any actual or prospective proprietary rights or rights protected or protectable under any intellectual property laws, including without limitation patents and applications, copyrights, trademarks, trade secrets, industrial design rights, rights of priority, and any and all other legal rights protecting intangible proprietary information specifically relating to the development of the Product, including but not limited to the software modules and underlying source code described at the end of Appendix V under the heading “ICOP DIGITAL Software,” but excludes the following: (1) any such rights in existing products and technologies of EVERFOCUS, including, without limitation, any applicable source code and architecture and workflow software created prior to the date hereof, (2) any such rights relating to the Product which developmental costs have already been borne by EVERFOCUS and that were developed prior to the date hereof, including, without limitation, any applicable source code and architecture and workflow software, (3) the software modules and the underlying source code described at the end of Appendix V under the heading “EVERFOCUS Software,” (4) any know how, design flows and methodologies in connection with the development of the Product but unrelated to the Product’s specific look and feel, (5) any other rights relating to the Product mutually agreed-upon by the Parties which may be expressly specified in an appendix attached hereto, and (6) any such information which is generally known by or available to the public. Nothing in this Agreement is intended to transfer ownership in any Intellectual Property existing as of the date hereof to either Party.

ICOP initials: DCO EVERFOCUS initials: MJK

Unless specifically agreed to by the Parties in writing or otherwise specified in Section 1.8, as between the Parties, ICOP DIGITAL shall retain all ownership to any Intellectual Property resulting from EVERFOCUS’ development of the Product (the “Product Development Intellectual Property”). To the extent applicable, the Product Development Intellectual Property will be deemed to be works made for hire, or if the Product Development Intellectual Property is not deemed to be works made for hire for any reason, EVERFOCUS, unless otherwise agreed upon by the Parties, hereby irrevocably and perpetually assigns and agrees to assign to ICOP DIGITAL (or its designee) without further consideration all worldwide right, title and interest in and to the Product Development Intellectual Property. EVERFOCUS hereby waives all Moral Rights and consents to any action of ICOP DIGITAL (or its designee) and any licensees that would violate such Moral Rights in the absence of such consent. Further, EVERFOCUS shall do all things reasonably necessary to protect and vest all rights, title and interest in any portion of the Product Development Intellectual Property in ICOP DIGITAL.

EVERFOCUS agrees (i) not to contest the validity or ownership of the Product Development Intellectual Property, or any intellectual property registrations, issuances or applications related thereto, (ii) not to claim any right or interest in the Product Development Intellectual Property, (iii) not to apply for or obtain the registration or issuance of any of the Product Development Intellectual Property or any infringing design or invention, (iv) not to use any of the Product Development Intellectual Property or any infringing design or invention, except as such Product Development Intellectual Property is embodied in Products or incorporated into the Products, and (v) not to do or suffer to be done any other act which may impair the rights of ICOP DIGITAL in and to the Product Development Intellectual Property.

Nothing in this Agreement shall be deemed to prevent EVERFOCUS from engaging in the design, engineering, fabrication or manufacture of any products embodying or using EVERFOCUS’ Technology and Manufacturing Processes; provided that such products do not embody or use any of ICOP DIGITAL’s Confidential Information or Product Development Intellectual Property (as enumerated in Appendix V). It is the explicit intention of the Parties that the Product shall remain unique to ICOP DIGITAL; therefore EVERFOCUS shall not produce, or allow to be produced any products with the exact same scope and description (Appendix I) and design specification (Appendix VI) of the Product, without ICOP DIGITAL’s prior written consent.

1.9 PRIORITY AMONG CONTRACT DOCUMENTS. The whole of this Agreement and Appendixes attached hereto are to be taken together so as to give effect to every part thereof to the maximum extent practicable, with each document helping to interpret the other. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other document, the terms of this Agreement shall prevail.

ICOP initials: DCO EVERFOCUS initials: MJK

ARTICLE 2

MANUFACTURING OBLIGATIONS

2.1 MANUFACTURING. During the term of this Agreement, EVERFOCUS shall timely manufacture the Product in compliance with the Product Specifications described in Appendix VI (the “Product Specifications”) using commercially reasonable efforts. Both during the term and following termination of this Agreement, in perpetuity, EVERFOCUS shall not supply the Product (or any prototype thereof), or Product Specifications, to any third party whatsoever, without the prior written consent of ICOP DIGITAL.

2.2 PURCHASE ORDERS. Without a forecast, the lead time for delivery of Product will be one hundred twenty (120) days. A 30-day lead time is achieved through the use of a rolling forecast covered by blanket Purchase Orders as follows: ICOP DIGITAL will provide EVERFOCUS with a three-month rolling forecast, to be updated by ICOP DIGITAL each month prior to the commencement of the three-month forecast period. Each such forecast shall be accompanied by a firm Purchase Order for Products hereunder. Notwithstanding the foregoing, ICOP DIGITAL may increase or cancel the forecast commitment with regard to 50% of the Product forecast for the third forecast month and 25% of the Product forecast for the second forecast month. No increase or cancellation can be made for the first forecast month. All such increases or cancellations from ICOP DIGITAL shall be communicated by written request to EVERFOCUS and shall be made by ICOP DIGITAL as early as possible for the convenience of EVERFOCUS. The Purchase Order accompanying each forecast shall be for 100% of the Product quantity for the first forecast month, 75% of the Product quantity for the second forecast month, and 50% of the Product quantity for the third forecast month. The Purchase Order for the second month may be revised upwards in the subsequent forecast period to as much as 125% of the current period’s forecast Product quantity. The Purchase Order for the third month may be revised upwards in the subsequent forecast period to as much as 150% of the current period’s forecast Product quantity. In no case is EVERFOCUS obligated to meet the 30-day lead time for more than 150% of the original third month’s forecast Product quantity. If in any month ICOP DIGITAL fails to timely provide the three-month rolling forecast to EVERFOCUS, the new forecast’s third month will be zero (0), the previous forecast’s third month becomes the new forecast’s second month, and the previous forecast’s second month becomes the new forecast’s first month. When ICOP DIGITAL provides EVERFOCUS with the three-month rolling forecast, ICOP DIGITAL shall also provide EVERFOCUS with a Purchase Order reflecting the purchase commitment for the current month established by such forecast in the preceding month. In the absence of a Purchase Order issued to EVERFOCUS, ICOP DIGITAL’s forecast shall represent a Purchase Order so issued to the extent of the first three months thereof. All Purchase Orders shall be subject to the commitment increases or decreases in ICOP DIGITAL’s discretion, as specified herein.

2.3 SHIPMENT. The delivery of each Purchase Order shall be within the time specified in the Purchase Order, subject to the Purchase Order meeting the lead-time requirements of Section 2.2. All deliveries to ICOP DIGITAL are ex works EVERFOCUS Taiwan shipping point using carriers and billing account numbers as specified in writing by ICOP DIGITAL. EVERFOCUS agrees to

ICOP initials: DCO EVERFOCUS initials: MJK

properly label all shipping documents with the U.S. Classification Codes as supplied by ICOP DIGITAL to expedite processing through U.S. Customs. If EVERFOCUS fails to properly note said U.S. Classification Codes, resulting in import taxes due by ICOP DIGITAL, EVERFOCUS shall be responsible to reimburse ICOP DIGITAL for all such taxes, due and payable upon evidence shown to EVERFOCUS by ICOP DIGITAL.

2.4 PRICING. ICOP DIGITAL shall pay for development and production of the Products as defined in the Payment for Products and Services (Appendix III). Prices shall remain firm for the first year of the Agreement and shall be reviewed on an annual basis, or more frequently if mutually agreed by the Parties.

2.5 INVOICES, PAYMENT TERMS, TAXES. The payment term for Purchase Orders under this Agreement will be Net 30 Days after arrival of the Products at the ICOP DIGITAL facility, with early payment terms as follows: Unless otherwise mutually agreed, prices and payment will be in U.S. Dollars (to be paid by either wire transfer or U.S bank check, at the discretion of ICOP DIGITAL. These terms apply to all payments (including any re-billed raw material or components) by ICOP DIGITAL to EVERFOCUS.

All prices provided herein are exclusive of federal, state and local excise, sales, use, property and similar taxes which, when applicable, will be authorized on ordering location’s purchase order and will appear as separate items on EVERFOCUS’ invoice.

EVERFOCUS represents that its wire transfer and other payment instructions will comply with all applicable banking and currency control laws, rules and regulations.

2.6 WARRANTY. EVERFOCUS warrants and represents that all Products, will be of merchantable quality, free from all defects in design, workmanship and materials, and will conform to the design specifications approved and accepted by ICOP DIGITAL and that Products will be provided in strict accordance with Specifications and the Product qualification requirements set forth in engineering or technical documentation, or in Appendix VI.

If within twenty-six (26) months from manufacturing date, or twenty-four (24) months from date of shipment to ICOP DIGITAL’s customer, whichever is later, any Product fails to meet, in the sole judgment of EVERFOCUS, which judgment shall not be unreasonably withheld, any of the foregoing warranties EVERFOCUS shall, at EVERFOCUS’ option, either promptly repair or replace such Product at EVERFOCUS’ sole cost and expense, including shipping back to ICOP DIGITAL. For Product delivered to ICOP DIGITAL on or before 31 December, 2008, the above-mentioned warranty period shall be within twenty-seven (27) months from date of shipment to ICOP DIGITAL’s customer. If ICOP DIGITAL can produce sales reporting that shows the Product fails within the above-mentioned warranty period, the Product will be deemed under Warranty. In the event such Product failure is detected within 90 days of such Product entering service, then EVERFOCUS will replace with new Product. If repair or replacement is not feasible in the sole discretion of EVERFOCUS, EVERFOCUS shall promptly refund the purchase price of the Product to ICOP DIGITAL. Any Product or part thereof which is repaired or replaced under this provision shall be warranted for the later of (i) an

ICOP initials: DCO EVERFOCUS initials: MJK

additional 12 months from the date of completion of such repair or replacement or (ii) the remainder of the applicable warranty period. Units deemed “No Trouble Found” will not be credited and at the discretion of ICOP DIGITAL, EVERFOCUS shall (i) refurbish the NTF unit for a fee, or (ii) return the NTF unit as is.

ICOP DIGITAL will provide written notice of warranty claims to EVERFOCUS’ ODM RMA Customer Service Representative. EVERFOCUS will provide, and or participate as required in the analysis of any defective returned Products to identify root cause and also initiate appropriate corrective action. Analysis will be performed on 100% of returned Products, or as agreed between ICOP DIGITAL and EVERFOCUS. EVERFOCUS will apply best efforts to respond to ICOP DIGITAL within two (2) weeks from receipt of returned Product with a written analysis of the cause of failure.

Should the Parties desire to have a Service Agreement in the future, the terms and conditions of any such Service Agreement shall be specified in an appendix to this Agreement and incorporated into this Agreement by reference.

EVERFOCUS will mark each Product with a serial number pursuant to a serial number methodology acceptable to ICOP DIGITAL.

Such serial numbers will allow ICOP DIGITAL to determine the month of manufacture of each Product purchased hereunder. EVERFOCUS assumes full responsibility for the repair or replacement of units in the field whereby greater than 10% of units exhibit one specific failure mechanism (“Catastrophic Failure”).

EVERFOCUS hereby warrants and represents to ICOP that no Product constituting, or being a part of, any shipment or other delivery hereafter made to ICOP will, at the time of such shipment or delivery, violate or infringe upon the rights of any third party, including but not limited to property, contractual, employment, trademark, trade secrets, copyright, patent, proprietary information, moral and non-disclosure rights.

EVERFOCUS represents and warrant that it has the full power and authority to grant any licenses granted ICOP under this agreement with respect to the Product, and neither the license, use or sale by ICOP of the Product as permitted under this agreement shall be encumbered by any liens.

EVERFOCUS represents and warrants that it has the financial capability to back up the representations, warranties and its indemnification obligations under this Agreement or in the alternative will provide at its cost appropriate insurance coverage or performance bond.

2.7 DEFECTIVE PRODUCTS. EVERFOCUS warrants for a period of twenty-six (26) months from manufacturing date, or twenty-four (24) months from date of shipment to ICOP DIGITAL’s customer, whichever is later, that all Products sold to ICOP DIGITAL shall be free from any defects in EVERFOCUS design, materials, and workmanship, and shall conform to Product Specifications. Warranty repair services shall be provided at EVERFOCUS’ service facilities in Duarte, California, free of charge, ex

ICOP initials: DCO EVERFOCUS initials: MJK

works ICOP DIGITAL’s Lenexa service facility. EVERFOCUS shall within two weeks of receipt of returned Products provide a report to ICOP DIGITAL detailing those Products accepted under warranty and any that are not accepted under warranty due to physical damage or improper use. EVERFOCUS will use its best efforts to repair defective Products as quickly as possible with “turnaround time” (time for repair after receipt of units) to be seventy-two (72) hours from receipt at the EVERFOCUS Duarte, California facility. Shipment of the repaired or replaced warranted Products to ICOP DIGITAL’s Lenexa location shall be at the expense of EVERFOCUS. Shipment of the repaired or replaced non-warranted Products to ICOP DIGITAL’s Lenexa location shall be at the expense of ICOP DIGITAL. ICOP DIGITAL shall establish a U.S. Customer Service Center, to respond to customer complaints and provide repairs where practical. EVERFOCUS shall provide ICOP DIGITAL with technical information necessary for such repairs . In the event a Product modification shall become necessary, EVERFOCUS shall make such modifications, as approved by ICOP DIGITAL, at a separate cost borne by ICOP DIGITAL. For non-warranted repairs, EVERFOCUS shall report to ICOP DIGITAL an estimated time to repair failed units, and shall not proceed with repairs until such time that ICOP DIGITAL has provided approval for said repairs. For problems due to incorrect use of the Product, or factors external to the Product, or repairs for unwarranted units, EVERFOCUS shall repair at a separate cost borne be ICOP DIGITAL (as pre-approved by ICOP DIGITAL in writing), at a rate as quoted in advance of service. EVERFOCUS shall repair or exchange, and ship to ICOP DIGITAL, the returned Product within seventy-two (72) hours of receipt of Product by EVERFOCUS.

2.8 Product Obsolescence. EVERFOCUS will be responsible for developing a component obsolescence plan to ensure Product can be manufactured and serviced throughout its product lifecycle.

2.9 REGULATORY COMPLIANCE AND PRODUCT RECALL. EVERFOCUS represents and warrants that all Products will be compliant with all relevant or applicable governmental or regulatory requirements. In addition, EVERFOCUS will perform the type approval tests and meet the regulatory requirements, as determined by ICOP DIGITAL, at ICOP DIGITAL’s sole expense. All type approval and regulatory tests will be performed by testing houses certified by the applicable regulatory body, and EVERFOCUS will provide all applicable type approval certificates to ICOP DIGITAL. Any failure of EVERFOCUS to maintain such compliance will be deemed a material breach of this Agreement. ICOP DIGITAL will have the right, at its sole discretion, cost and expense, with advance written notice of at least sixty (60) days, to conduct an audit of all of EVERFOCUS’ documents and records relevant to determine EVERFOCUS’ compliance with the obligations set forth in this Section 2.8. All such materials examined by ICOP DIGITAL pursuant to this provision will be subject to the confidentiality obligations herein. In the event such audit shows noncompliance, then in addition to paying any damages or submitting to any relevant equitable relief, EVERFOCUS will pay the reasonable costs of such audit.

In the event that any Products are determined by any governmental agency or court to contain a defect, quality or performance deficiency, or to not be in compliance with any standard or requirement so as to make advisable, ICOP DIGITAL and EVERFOCUS will work cooperatively that the Products be reworked or recalled, and the Parties will promptly communicate all relevant facts and workout all necessary expenses, including all reasonable shipping expenses. ICOP DIGITAL shall cooperate with and use reasonable commercial efforts to assist EVERFOCUS in connection with any necessary filings and corrective action. Nothing contained in this Agreement shall preclude ICOP DIGITAL from taking such action as may be required under any law or regulation.

ICOP initials: DCO EVERFOCUS initials: MJK

The Parties will consult prior to any Party making statements to the public or a governmental agency pertaining to potential safety issues affecting Products, except where such consultation would prevent timely notification required to be given.

2.10 PRODUCT SERVICE PLAN. EVERFOCUS will provide applicable return materials authorizations (RMAs) within twenty-four (24) hours of ICOP DIGITAL’s request. At a mutually agreed time within one month before or after the general sale of the Products commences, EVERFOCUS will establish service shops, satisfactory to ICOP DIGITAL, to be located in the continental United States, Taiwan and/or Germany (or other European country as may be mutually agreed by the Parties) for repair of Products unless Products are identified as not repairable. EVERFOCUS will complete all repairs and ship such Products back to ICOP DIGITAL or ICOP DIGITAL’s customer within seventy-two (72) hours of receipt of RMA. All out of warranty repairs will be performed by EVERFOCUS on a time and materials basis at the then reasonable prevailing rates for such service.

EVERFOCUS will provide one (1) week of Tech Support training at the ICOP DIGITAL facility in Lenexa, Kansas, in order to assist ICOP DIGITAL’s Tech Support team in providing Tier 1 customer support.

Upon ICOP DIGITAL’s request and at ICOP DIGITAL’s sole expense, ICOP DIGITAL may place an employee of ICOP DIGITAL at EVERFOCUS’ service facility to coordinate such return activity. EVERFOCUS will cooperate with any such request of ICOP DIGITAL by providing ICOP DIGITAL’s employee reasonable access and support at such EVERFOCUS service facility so long as all such cooperation by EVERFOCUS shall not potentially breach the terms and conditions of any non-disclosure agreements with any third parties.

EVERFOCUS will provide to ICOP DIGITAL, upon ICOP DIGITAL’s request and at ICOP DIGITAL’s sole expense, all Product data and associated technical Specifications for commercialization and service of the purchased Product.

2.11 SPARE PARTS AND PRODUCT LIFE CYCLE MANAGEMENT. Upon written notice by ICOP DIGITAL to EVERFOCUS that ICOP DIGITAL intends to discontinue all purchases of a particular Product, EVERFOCUS will provide to ICOP DIGITAL a list of commonly used spare parts along with list pricing and the ICOP DIGITAL’s list price multiplier for such spare parts (Appendix II). The EVERFOCUS shall provide such spare parts (or their functional equivalent), provided that such spare parts (or their functional equivalent) are commercially reasonably available, for a period of three (3) years after such notice of discontinuation, or such shorter period as the Parties mutually agree.

Based on usage rate, EVERFOCUS will develop and implement a stocking program for commonly used spare parts, provided that such commonly used spare parts are commercially reasonably available.

EVERFOCUS shall maintain a current product Bill of Material (BOM) and shall notify ICOP DIGITAL of any part or part manufacturer changes.

ICOP initials: DCO EVERFOCUS initials: MJK

At ICOP DIGITAL’s request, during a three (3) year period after the discontinuation of production of a Product, EVERFOCUS will provide and sell to ICOP DIGITAL, provided that the underlying technology and unit components are commercially reasonably available, sufficient units of Products mechanically and functionally equivalent to original Products to fulfill ICOP DIGITAL’s Products service and replacement requirement at the last purchase price plus actual cost differentials for materials and labor. In addition, at ICOP DIGITAL’s option during the second year of such period, EVERFOCUS will provide and sell to ICOP DIGITAL, provided that the underlying technology and unit components are commercially reasonably available, Products mechanically and functionally equivalent to original Product in such quantities designated by ICOP DIGITAL to fulfill ICOP DIGITAL’s anticipated requirements for all future service and replacements of any Products provided under the terms of this Agreement.

2.12 WITNESS TESTS AND FACTORY VISITS. ICOP DIGITAL, or its customer(s), can witness the routine test of any Product and, at mutually agreed times, visit the EVERFOCUS’ factory at no charge.

ARTICLE 3

REGULATORY RESPONSIBILITY; TRADEMARKS; SALES

3.1 REGULATORY APPROVALS. ICOP DIGITAL shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for sale of the Product. EVERFOCUS shall be responsible for complying with the U.S. Federal Communications Commission (FCC) and the regulations promulgated there under for sale of the Products under ICOP DIGITAL’s private label in the United States (“FCC Approval”). EVERFOCUS shall aid and cooperate with, where appropriate, ICOP DIGITAL in fulfilling the responsibilities set forth in this paragraph.

3.2 EVERFOCUS QUALIFICATIONS. EVERFOCUS is ISO 9001 certified and shall notify ICOP DIGITAL of any change in that status during the term of this Agreement. Should EVERFOCUS lose its status as ISO 9001 certified, it shall have a period of 30 days to have the certification reinstated and if not reinstated within this cure period, ICOP DIGITAL shall have the right to terminate this contract in accordance with paragraph 5.3.

3.3 TRADEMARKS AND TRADE NAMES. Products sold under this Agreement shall bear solely ICOP DIGITAL’s trademarks in accordance with the direction of ICOP DIGITAL. All approval and record drawings, test reports, letters of transmittal, instructions books, packing lists, and bills of lading should bear the ICOP DIGITAL logo and name in accordance with ICOP DIGITAL’s then current guidelines. Any exception to these requirements must be agreed to in writing by ICOP DIGITAL. EVERFOCUS is hereby granted a limited license to ICOP DIGITAL’s trademarks only for the purpose of marking the Products in accordance with this Agreement. ICOP DIGITAL shall notify EVERFOCUS of any changes in ICOP DIGITAL’s logos, names, trademarks, or trade names at least one hundred twenty (120) days in advance of any such changes taking effect. All costs incurred by EVERFOCUS in remarking the Products as a result of such changes shall be borne by ICOP DIGITAL.

ICOP initials: DCO EVERFOCUS initials: MJK

Products shall not bear any of the EVERFOCUS’ trademarks or trade names. EVERFOCUS shall not mark or label any Products (including gauges), engineering drawings, the packing/ handling material, or any enclosures, with the EVERFOCUS’ company name, brand name, trademark, part number, union identification or other marking that is associated with EVERFOCUS, its labor unions, or its other interests in any way.

In the event that EVERFOCUS fails to comply with the provisions of this Section 3.3, EVERFOCUS will pay to ICOP DIGITAL, as liquidated damages and not as a penalty, an amount equal to 20% of the Product invoice price or USF$5,000., whichever is greater. Such liquidated damages are in addition to any remedy at law or equity that may be available to ICOP DIGITAL as a result of such breach.

It is understood and agreed that the respective trademarks and trade names of the EVERFOCUS and ICOP DIGITAL shall remain the sole and exclusive property of each such Party. EVERFOCUS agrees not to use any of the ICOP DIGITAL trademarks or trade names on or in connection with Products sold hereunder except as permitted by this Agreement, and not to sell or dispose of Products bearing any of ICOP DIGITAL trademarks or trade names (or those of its customers) to anyone other than ICOP DIGITAL, unless expressly authorized in writing to do so by ICOP DIGITAL. In the event that any Products so labeled are not delivered to ICOP DIGITAL, whether due to scrap, rejection, cancellation of orders or otherwise, EVERFOCUS will promptly remove and destroy or, at the request of ICOP DIGITAL, return to ICOP DIGITAL, any and all labels, nameplates, or other trademarks placed on such Products.

EVERFOCUS agrees that it will do nothing inconsistent with ICOP DIGITAL’s ownership of ICOP DIGITAL’s trademarks and shall not claim adversely to ICOP DIGITAL, or assist any third party in attempting to claim adversely to ICOP DIGITAL, with regards to such ownership. EVERFOCUS agrees that it will not challenge the title of ICOP DIGITAL to ICOP DIGITAL’s trademarks or oppose any registration thereof. Furthermore, EVERFOCUS will not register, nor attempt to register, any trade name or trademark which, in whole or in part, incorporates or is confusingly similar to any of ICOP DIGITAL’s trademarks.

EVERFOCUS shall promptly notify ICOP DIGITAL of any and all infringements, imitations, simulations or other illegal use or misuse of ICOP DIGITAL’s trademarks which come to EVERFOCUS’ attention. As the sole owner of ICOP DIGITAL’s trademarks, ICOP DIGITAL shall determine whether to take any action to prevent the infringement, imitation, simulation or other illegal use or misuse of ICOP DIGITAL’s trademarks. EVERFOCUS shall provide all reasonable assistance to ICOP DIGITAL in connection with any matter pertaining to the protection, enforcement or infringement of ICOP DIGITAL’s trademarks used by EVERFOCUS hereunder, whether in the courts, administrative or quasi-judicial agencies, or otherwise.

ICOP initials: DCO EVERFOCUS initials: MJK

3.4 PUBLIC RELEASE OF INFORMATION. Any public statement, verbal or written, regarding the other Party shall be approved by the other Party in advance. The foregoing shall not prevent either Party from issuing a press release or making a public filing where required by law.

ARTICLE 4

INSURANCE AND PRODUCT LIABILITY

4.1 INSURANCE. EVERFOCUS shall maintain public liability, property damage and other Insurance coverage of at least $2,000,000 (US) per occurrence with carriers satisfactory to ICOP DIGITAL. Within ten (10) days of the effective date of this Agreement, EVERFOCUS shall furnish ICOP DIGITAL with a certificate of insurance as evidence of the above required insurance and such certificates will provide for thirty (30) days written notice to ICOP DIGITAL prior to cancellation thereof. Requirements specified herein and ICOP DIGITAL’s approval of carrier of insurance coverage are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by the EVERFOCUS under this Agreement.

4.2 NOTICE OF PRODUCT LIABILITY CLAIMS. Each Party shall notify the other promptly in writing of any product liability claim brought with respect to the Product based on alleged defects in the design, manufacture, packaging, or labeling of the Product or other adverse claim regarding the Product. Upon receiving such written notice, ICOP DIGITAL shall assume and have sole control of the defense of any such claim, including the power to conduct and conclude any and all negotiations, compromises or settlements. EVERFOCUS shall promptly comply with all reasonable requests from ICOP DIGITAL for information, materials or assistance with respect to the conduct of such defense.

4.3 NOTICE OF INVESTIGATION. EVERFOCUS and ICOP DIGITAL shall promptly notify each other of any potential or actual investigation or governmental activity relating to the Product.

4.4 EVERFOCUS agrees to reimburse ICOP DIGITAL for any and all monies paid to EVERFOCUS by ICOP DIGITAL for inventory which is lost or damaged due to a theft, damage, or natural disaster which destroys inventory owned by ICOP DIGITAL at any EVERFOCUS facilities.

ARTICLE 5

TERM AND TERMINATION; FORCE MAJEURE

5.1 INITIAL TERM. Unless terminated sooner pursuant to the further provisions of this Article, this Agreement shall expire five years from the date hereof.

5.2 EXTENSIONS. ICOP DIGITAL has three successive options to extend the term of Agreement for a period of one (1) additional year (an “Extension Period”). ICOP DIGITAL’s right to exercise each option to extend the Agreement for another year is expressly conditioned upon ICOP DIGITAL not being in default under this Agreement at the time the option is exercised and not being in default between the time the option is exercised and the start of the Extension Period.

ICOP initials: DCO EVERFOCUS initials: MJK

5.3 TERMINATION BY ICOP DIGITAL. ICOP DIGITAL shall have the right to terminate this Agreement if upon written notice to EVERFOCUS of failure to perform in accordance with this Agreement; EVERFOCUS continues to fail to perform in accordance with this Agreement and furthermore does not cure such failure within sixty (60) days of receipt of such written notice.

5.4 TERMINATION BY EVERFOCUS. EVERFOCUS shall have the optional right to terminate this Agreement on written notice to ICOP DIGITAL if ICOP DIGITAL (a) has failed to make any payments required by this Agreement in the time provided therefore and (b) following sixty (60) days’ written notice of such failure from EVERFOCUS, ICOP DIGITAL does not pay all delinquent sums in full.

5.5 TERMINATION BY EITHER PARTY. In addition to their respective rights set forth in paragraphs 5.3 and 5.4, either Party shall have the right to terminate this Agreement on written notice to the other Party under the following circumstances:

(a) by mutual Agreement;

(b) if the other Party materially defaults in the performance of any material obligation hereunder, and such default continues for more than thirty (30) business days after receiving written notice from the other Party of such default; provided, however, there shall be no default under this provision if the defaulting Party has cured the default within sixty (60) business days after the giving of notice;

(c) in the event that the other Party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party, or such other Party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other Party’s assets and such receivership is not dismissed within 30 days of appointment.

5.6 SURVIVAL. The termination or expiration of this Agreement shall be without prejudice (a) to the rights of any Party to receive upon its request all payments accrued and unpaid, or all documents, data and deliverables not delivered, as of the date of such expiration or termination; (b) the rights and remedies of either Party with respect to any previous breach or default under any representation, warranty or covenant herein contained; (c) rights under any other provision of this Agreement which expressly and necessarily calls for performance after expiration or termination, and (d) EVERFOCUS shall not produce, nor allow to be produced, the Product.

5.7 FORCE MAJEURE. If the performance of this Agreement or of any obligation hereunder is prevented, or restricted or interfered with by reason of any event of Force Majeure, the Party so affected, upon prompt notice to the other Party, shall be excused from performance, but only for the duration of such inability, provided that the Party so affected shall use its best effort to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

ICOP initials: DCO EVERFOCUS initials: MJK

ARTICLE 6

INDEMNITY

6.1 EVERFOCUS INDEMNITY. EVERFOCUS agrees to indemnify, defend and hold ICOP, its shareholders, directors, officers, employees, agents, attorneys, partners, and representatives harmless against any damages, liabilities, causes of action, claims, suits, losses, costs and expenses (including reasonable attorneys’ fees and disbursements and any fines or penalties) arising out of or relating to any loss or damage, including bodily injury or death, incurred by reason of or resulting from a defect in the Product caused by EVERFOCUS’ design, engineering, fabrication, manufacture, packaging or labeling thereof and provided that the Product is used for its intended purpose and such damages, liabilities, causes of action, claims, suits, losses, costs and expenses result from the action or inaction of ICOP DIGITAL. EVERFOCUS shall not be required to pay any compensation for damages, loss or cost, which are due to loss of sales opportunity. EVERFOCUS shall not be responsible for the loss of recorded data unless due to Product defect which was made intentionally or due to gross negligence by EVERFOCUS.

EVERFOCUS will indemnify, defend and hold ICOP, its shareholders, directors, officers, employees, agents, attorneys, partners, and representatives harmless from and against any and all damages, liabilities, causes of action, claims, suits, losses, costs and expenses (including reasonable attorneys’ fees and disbursements and any fines or penalties), which ICOP or such persons are required to pay or incur, arising out of or relating to any alleged patent, copyright, trademark infringement claim brought by a third party against ICOP relating to the manufacture of the Products by EVERFOCUS or use by EVERFOCUS or its personnel of proprietary information or trade secrets of others, unless such damages, liabilities, causes of action, claims, suits, losses, costs and expenses result from the action or inaction of ICOP DIGITAL or is based on the actions of EVERFOCUS required by any specification or quality control specification and properly followed by EVERFOCUS. ICOP DIGITAL will diligently cooperate in good faith with EVERFOCUS, at EVERFOCUS’ expense, in connection with the efforts of EVERFOCUS in indemnifying and defending ICOP DIGITAL in accordance with this Article 6.

6.3 ICOP DIGITAL’S INDEMNITY. ICOP DIGITAL agrees to indemnify, defend and hold EVERFOCUS its shareholders, directors, officers, employees, agents, attorneys, partners, and representatives harmless from and against any and all damages, liabilities, causes of action, claims, suits, losses, costs and expenses (including reasonable attorneys’ fees and disbursements and any fines or penalties), including bodily injury or death, incurred by reason or resulting from any defect in the Product, which is not caused by reason of or resulting from a defect in the Product proximately caused by EVERFOCUS’ design, engineering, fabrication, manufacture, packaging or labeling thereof, and provided that the Product is used for its intended purpose.

ARTICLE 7

MISCELLANEOUS

ICOP initials: DCO EVERFOCUS initials: MJK

7.1 NOTICES. Notices, reports, and other communications made with respect to this Agreement shall be given in writing in English, addressed to the Parties at the following addresses or such other addresses as may be designated in writing by either Party to the other. All notices required to be given hereunder shall be effective when 1) delivered by hand, 2) deposited in the United States Mail with proper postage for First Class Mail—Prepaid, 3) delivered by the United States Mail if deposited in the mail of another country, or 4) delivered through electronic media such as email or facsimile.

EVERFOCUS shall designate an individual (one, at a minimum), fluent in the English language, as its Account Representative(s) to ICOP DIGITAL. The Account Representative(s) will facilitate EVERFOCUS inventory compatibility with ICOP DIGITAL requirements, ensure the timely and efficient implementation of systems interface, ensure a high level of consistent service to ICOP DIGITAL and act as a focal point for resolution of ICOP DIGITAL problems

(i) if to EVERFOCUS:

Everfocus Electronics Corp.

Attn: Mr. Michael J. Kimball, Senior VP Business Development, ODM Division

1801 Highland Avenue, Unit A

Duarte, CA 91010 USA

Telephone: (626) 844.8888 x124

Fax: (626) 844.8838

Email: Michael.Kimball@everfocus.com

(ii) if to ICOP DIGITAL:

ICOP DIGITAL, INC.

Attn: Mr. David C. Owen, Chairman and CEO

16801 West 116th Street

Lenexa, KS 66219 USA

Telephone: (913) 338-5550

Fax: (913) 469-1662

Email: Dowen@ICOP.com

or such other address as such Party may hereafter specify.

7.2 ATTORNEYS’ FEES. In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

ICOP initials: DCO EVERFOCUS initials: MJK

7.3 ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court. Venue for arbitration proceedings shall be located in Denver, in the State of Colorado. The costs of arbitration, reasonable attorney’s fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.

7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, except as otherwise provided herein.

ICOP DIGITAL, INC.		EVERFOCUS ELECTRONICS CORPORATION
a Kansas corporation		a California corporation

By:	/s/ David C. Owen	By:	/s/ Michael J. Kimball
	David C. Owen, Chairman and CEO		Michael J. Kimball, Senior VP

Michael J. Kimball
Printed Name

ICOP initials: DCO EVERFOCUS initials: MJK

Appendix I

ICOP Model 4000

Product Description

The ICOP Model 4000 is a 4 or 8 camera digital video recorder that provides all of the following in combination in a single unit:

•	4/8 alarm inputs, 4/8 recorded video inputs, 4/8 recorded audio inputs

•	Recorded Metadata (GPS, Alarm States.)

•

Dual streaming – defined as the ability to record video, audio and/or metadata to the DVR while simultaneously streaming live video, audio, DVR status and/or metadata through the network interfaces at independent rates, quality and resolution.

•	GPS interface utilized for time synchronization and/or recording of position in metadata.

ICOP initials: DCO    EverFocus initials: MJK

Appendix II

***

ICOP initials: DCO     EverFocus initials: MJK

Appendix III

Pricing and Product Specific Terms

***

EXCLUSIVITY

Unless otherwise authorized in writing by ICOP DIGITAL, during the term of this Agreement, so long as ICOP DIGITAL’s obligations hereunder with respect to the Product remain in effect, and for a period of two years following such termination of ICOP DIGITAL’s obligations hereunder with respect to the Product, EVERFOCUS will not sell either directly or indirectly through an affiliate, any product that meets the general and specific Product Description (Appendix II). The audit right set forth in Section 1.5 will apply to ICOP DIGITAL’s right to verify EVERFOCUS’ compliance with such exclusivity throughout the term of the Agreement and for a period of two years following the end of the term of the Agreement.

GENERAL EXCLUSIVITY DESCRIPTION

The general Product configuration is exclusive to ICOP DIGITAL in the way the Product goes to market as a complete system. This includes the “look and feel” and general operation of the system, which specifically include:

Front and Rear Panel design

General Mechanical design

Local On screen Display configuration, menu structure & user operability as defined by ICOP DIGITAL

Remote Software Graphical User Interface as defined by ICOP DIGITAL

Overall complete system configuration

ADDITIONAL ITEMS TO BE PROVIDED BY EVERFOCUS

EVERFOCUS will provide at least three software updates per year during the term hereof to address bug-fixes and minor updates. EVERFOCUS will provide at least two software upgrades for the first year and one each year thereafter during the term hereof to address new or additional features or functions as the Parties may mutually determine (to commence after ICOP DIGITAL begins shipping production units to customers). The Parties shall mutually agree upon the scope and time commitment of the software updates and upgrades. Depending on the time commitment and scope of these software updates and upgrades, EVERFOCUS may charge ICOP DIGITAL reasonable sums for providing such items for work outside any previously mutually agreed upon scope and time commitment.

ICOP initials: DCO    EverFocus initials: MJK

ESCROW AGREEMENT

Technical Data Package Escrow - The Technical data Package (TDP) shall provide all hardware and software data as well as all information relative to Engineering, Design and Manufacturing required to be able to duplicate, modify and upgrade the Product as delivered to ICOP DIGITAL. EVERFOCUS agrees to establish an escrow of the TDP following Phase III with a third party agent with ICOP DIGITAL as the designated licensee. ICOP DIGITAL shall have no right of access to the TDP so long as EVERFOCUS remains able or willing to continue delivery and maintenance of Product under the terms of this Agreement. Should EVERFOCUS become unable and unwilling to support continued delivery and maintenance of Product under the terms of this Agreement, ICOP DIGITAL may at its sole discretion pay EVERFOCUS a one-time TDP Access Fee (amount to be determined) in exchange for an irrevocable, fully paid-up, worldwide license to the TDP. The formal escrow contract between ICOP DIGITAL, EVERFOCUS and Escrow Agent will be issued as a separate document that governs the procedures and terms of the escrow process between licensor, licensee and agent in addition to triggering events and the magnitude of the TDP Access Fee.

ICOP initials: DCO    EverFocus initials: MJK

Appendix IV

Mutual Nondisclosure Agreement

see attached 3-page agreement dated September 23, 2008

ICOP initials: DCO    EverFocus initials: MJK

Mutual Nondisclosure Agreement

This Non-Disclosure Agreement (hereinafter referred to as Agreement), entered into and effective the 26th of June, 2007, (the “Effective Date”), by and between ICOP Digital, Inc. with its principal place of business located at 16801 West 116th Street, Lenexa, KS 66219 and EVERFOCUS ELECTRONICS CORPORATION (Contractor) with its principal place of business located at 1801 Highland Ave. Unit A, Duarte, CA 91010 USA, and governs the obligations of the Parties concerning treatment, use and disclosure of information regarding the development and marketing of mobile surveillance products and disclosed pursuant to its terms.

1.	In consideration of the mutual promises and undertakings set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the “Disclosing Party”, may, but without obligation to do so, disclose to the “Receiving Party”, technical and other proprietary information (collectively, “Proprietary Information”) such as, but not limited to, business plans, sales and marketing information and strategies, customer lists, solicitation response strategies, technical solutions to client requirements, system architectures, proposal preparation techniques and pricing policies, know-how, software, methodologies, processes, and financial information related to the conduct of business between the Parties.

2.	Proprietary Information is defined as information, ideas, and/or related data originated by or peculiar to the Disclosing Party. Proprietary Information may be disclosed orally, in writing, or in one or more electronic formats on media such as, but not limited to, tapes, diskettes, compact disks, or other similar media. When disclosed orally, at the time of disclosure the Disclosing Party shall identify such information as Proprietary Information subject to the provisions of this Agreement, subsequently summarize it in writing within ten (10) days after disclosure, and provide a copy to the Receiving Party appropriately marked “Proprietary Information”. When disclosed in writing or electronic format, Proprietary Information shall be marked as such in a clearly identifiable way.

3.	The Receiving Party of Proprietary Information disclosed pursuant to this Agreement shall use such Proprietary Information solely for the purpose described in the opening paragraph of this agreement and shall not use or make copies of the information for any other purpose or disclose it to any party without the express written consent of the Disclosing Party. The Receiving Party of such Proprietary Information shall use the same degree of care to prevent the unauthorized use or disclosure of such Proprietary Information as the Receiving Party uses to protect its own Proprietary Information and/or trade secrets from unauthorized use or disclosure, but in no event will the Receiving Party exercise less than commercially reasonable care. The Receiving Party shall disclose Proprietary Information only to such of its directors, officers, employees, and agents as have a need-to-know such information in connection with performance of duties related to the authorized purpose described in the opening paragraph. Such directors, officers, employees and/or agents shall agree to be bound by the terms of this Agreement.

4.	The obligations of this Agreement shall apply only to Proprietary Information that:

(a)	Has been identified (when disclosed orally) and marked (when disclosed in writing or electronic medium) by the Disclosing Party as Proprietary Information;

(b)	Is not publicly known as a result of the lawful disclosure by any party; and

(c)	Is not already known to the Receiving Party as a result of Receiving Party’s own independent efforts; and

(d)	Has not been transmitted by the Disclosing Party to any third party without restriction.

5.	This Agreement will expire on the earlier of: (1) termination by either Party upon ten (10) days prior written notice to the other Party, or (2) three (3) years from the effective date of this Agreement, unless such period is extended or reduced by mutual agreement of the Parties. The Receiving Party’s duty to protect the Disclosing Party’s Proprietary Information shall survive expiration or termination of this Agreement for a period of three (3) years from the date of disclosure. After termination or expiration of the term of this Agreement, within ten (10) days after receipt of written request of Disclosing Party, the Receiving Party of any Proprietary Information disclosed pursuant to this Agreement shall either (as requested by Disclosing Party) (i) return to the Disclosing Party all originals and any and all copies of such Proprietary Information in the Receiving Party’s possession in whatever medium or form it is held, or (ii) certify to the Disclosing Party that it has destroyed any and all documents containing or derived from such Proprietary Information; provided that Receiving Party may, if it so notifies Disclosing Party, retain an archival set of copies solely for reference with respect to the dealings between the Parties subject to the Agreement.

6.	Disclosing Party warrants that it has the right to disclose the Proprietary Information to the Receiving Party. No right or obligation other than those expressly enumerated herein shall be created or implied by the fact that Proprietary Information has been disclosed pursuant to this Agreement or by the fact of the Parties entering into this Agreement. For example, this Agreement shall not alter any ownership rights with respect to Proprietary Information, nor shall it create any exclusive relationship, partnership, joint venture, agreement to enter into a contract or to make any reimbursement between the Parties, nor shall it be read to grant any license to any Proprietary Information, trade secret, trademark, copyright or patent beyond the specific use expressly authorized herein.

7.	The Parties acknowledge that the unauthorized use or disclosure of Proprietary Information could cause irreparable damage to the Disclosing Party. In order to provide a remedy by which to limit or prevent such damage, the Receiving Party of any Proprietary Information disclosed pursuant hereto agrees that the Disclosing Party shall have the right to obtain an injunction to prevent threatened or actual unauthorized use or disclosure of such Proprietary Information. Such injunctive remedy shall be in addition to any other legal or equitable remedy available to the Disclosing Party in the event of a breach or threatened breach of this Agreement.

8.	Disclaimer

CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” WITH ALL FAULTS. IN NO EVENT SHALL THE DISCLOSER BE LIABLE FOR THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION. None of the Confidential Information disclosed by the parties constitutes any representation, warranty, assurance, guarantee or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights or any right of third persons.

9.	Miscellaneous provisions:

(a)	This Agreement may not be assigned or otherwise transferred by either Party without the express written consent of the other Party;

(b)	In the event disclosure of Proprietary Information is required by law or regulation to be disclosed to any other party, the Receiving Party shall first notify the Disclosing Party of such requirement to permit the Disclosing Party to contest such requirement;

(c)	This Agreement is made under and shall be construed in accordance with the laws of the State of Colorado without regard to its provisions regarding conflicts of laws;

(d)	In the event that any provision of this Agreement is found to be unlawful or unenforceable, the remaining provisions of the Agreement shall nonetheless be enforceable and construed so as to give effect to the Agreement as a whole;

(e)	This Agreement represents the entire agreement of the Parties regarding the subject matter hereof and supersedes all previous understandings, commitments or agreements, whether oral or written, between the Parties with respect to the subject matter hereof; and

(f)	This Agreement may be amended only in a writing signed by authorized representatives of both Parties;

(g)	The Parties acknowledge that the terms and conditions of this Agreement and the discussions between them are confidential, and shall not be disclosed, except as provided in Section 3., without the written consent of the other Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of September 23, 2008.

Contractor:		ICOP Digital, Inc.
By: Todd Rockoff		By: David C. Owen

Signature:		Signature:
Title:	VP Global Sales, ODM Business Unit	Title:	Chairman and Chief Executive Officer

Appendix V

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ICOP initials: DCO    EverFocus initials: MJK

Appendix VI

Product Specifications

(See attachment)

Refer to the document, ICOP Part Number 700-00232, latest Revision, titled,

“Product Requirements for the Model 4000”

Product Requirements

for Phase 2

of the

Model 4000

Document Number: 700-00232

Revision 9

Revision Date: October 15, 2008

***

ICOP initials: DCO    EverFocus initials: MJK